FWP

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 28, 2008
Relating to Preliminary Prospectus Supplement
 and Preliminary Prospectus
each Dated February 22, 2008
Registration Nos. 333-147122 and 333-147122-01

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS: Cleco Katrina/Rita Hurricane Recovery Funding LLC (the “Issuing Entity”) and Cleco Power LLC (“Cleco Power”) have filed a registration statement (including a prospectus and prospectus supplement) (Registration Nos. 333-147122 and 333-147122-01) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuing Entity and Cleco Power have filed with the SEC for more complete information about us and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling toll free at (1-800-221-1037).

CLECO KATRINA/RITA HURRICANE RECOVERY FUNDING LLC
PRICING TERM SHEET
$180,600,000
2008 Senior Secured Storm Recovery Bonds

Syndicate:	Sole Bookrunner:	Credit Suisse Securities (USA) LLC
	Co-Managers:	Wachovia Capital Markets, LLC
DEPFA First Albany Securities LLC

Required Ratings:* (Moody’s/ S&P/ Fitch)   Aaa/AAA/AAA

Pricing Date:       February 28, 2008

Closing Date / Settlement Date:       March 6, 2008

Interest Payment Dates:    March 1 and September 1, commencing on March 1, 2009

Proceeds to Issuing Entity:   The total amount of proceeds to the Issuing Entity after underwriting discounts and commissions and before deduction of expenses (estimated to be approximately $3,800,000) is $179,620,871.

Financial Advisory / Structuring Fee:   Credit Suisse Securities (USA) LLC, as financial advisor to the Issuing Entity, has rendered certain financial advisory/structuring services to the Issuing Entity and will receive an aggregate fee of $800,000 for such services, which is included in estimated expenses.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	No. of Scheduled Semi-Annual Principal Payments	Coupon	Initial Price to Public**
A-1	$113,000,000	5.00	03/1/2017	03/1/2020	17	4.41%	99.93793%
A-2	$67,600,000	10.58	03/1/2020	03/1/2023	7	5.61%	99.85756%

* A security rating is not a recommendation to buy, sell, or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

** Interest on the Bonds will accrue from March 6, 2008 and must be paid by the purchaser if the Bonds are delivered after that date.

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Payment Date	Tranche A-1 Balance	Tranche A-2 Balance
Initial Principal Balance	$113,000,000	$67,600,000
3/1/2009	$104,649,570	$67,600,000
9/1/2009	$99,454,071	$67,600,000
3/1/2010	$93,562,218	$67,600,000
9/1/2010	$87,975,644	$67,600,000
3/1/2011	$81,693,110	$67,600,000
9/1/2011	$75,706,837	$67,600,000
3/1/2012	$69,009,620	$67,600,000
9/1/2012	$62,598,482	$67,600,000
3/1/2013	$55,469,160	$67,600,000
9/1/2013	$48,629,834	$67,600,000
3/1/2014	$41,048,576	$67,600,000
9/1/2014	$33,753,650	$67,600,000
3/1/2015	$25,700,493	$67,600,000
9/1/2015	$17,929,465	$67,600,000
3/1/2016	$9,383,556	$67,600,000
9/1/2016	$1,115,062	$67,600,000
3/1/2017	—	$59,654,571
9/1/2017	—	$50,818,616
3/1/2018	—	$41,119,002
9/1/2018	—	$31,625,433
3/1/2019	—	$21,243,639
9/1/2019	—	$11,054,868
3/1/2020	—	—

EXPECTED SINKING FUND SCHEDULE

Date	Tranche A-1	Tranche A-2
3/1/2009	$8,350,430	—
9/1/2009	$5,195,499	—
3/1/2010	$5,891,853	—
9/1/2010	$5,586,574	—
3/1/2011	$6,282,534	—
9/1/2011	$5,986,273	—
3/1/2012	$6,697,217	—
9/1/2012	$6,411,138	—
3/1/2013	$7,129,322	—
9/1/2013	$6,839,326	—
3/1/2014	$7,581,258	—
9/1/2014	$7,294,926	—
3/1/2015	$8,053,157	—
9/1/2015	$7,771,028	—
3/1/2016	$8,545,909	—
9/1/2016	$8,268,494	—
3/1/2017	$1,115,062	$7,945,429
9/1/2017	—	$8,835,955
3/1/2018	—	$9,699,614
9/1/2018	—	$9,493,569
3/1/2019	—	$10,381,794
9/1/2019	—	$10,188,771
3/1/2020	—	$11,054,868
Total Payments	$113,000,000	$67,600,000